(logo)  STANDEX                                  6 Manor Parkway
                                                 Salem, New Hampshire 03079


                                                         September 16, 1999


To the Stockholders of Standex International Corporation:

      You are cordially invited to attend the Annual Meeting of Stockholders of Standex International Corporation which will be held at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts, on Tuesday, October 26, 1999 at 11:00 a.m.

      We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please vote your proxy card promptly, in accordance with the instructions on the card, in order to ensure that your shares will be represented. If you do attend the meeting, you may vote your shares personally.

      This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

                                       Sincerely,


                                       /s/ Edward J. Trainor


                                       Edward J. Trainor
                                       President/ CEO


(logo)  STANDEX                                  6 Manor Parkway
                                                 Salem, New Hampshire 03079

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The Annual Meeting of Stockholders of Standex International
Corporation (the "Company") will be held at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts, on Tuesday, October 26, 1999, at 11:00 a.m. local time for the following purposes:

      1. To fix the number of directors at fourteen and to elect four directors to hold office for three-year terms ending on the date of the Annual Meeting of Stockholders in 2002;

      2. To approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 2000; and

      3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Stockholders of record at the close of business on September 8, 1999 will be entitled to notice of and to vote at the meeting.

      Please vote by proxy using any one of the following methods:

      (a) Use the toll free telephone number shown on your proxy card or voting instructions form (if you receive proxy materials from a broker or a bank);

      (b)  Visit the Internet Web site at: www.eproxyvote.com/sxi; or

      (c) Mark, date, sign and mail your proxy card in the prepaid envelope provided.

                                       By Order of the Board of Directors,

                                       /s/ Deborah A. Rosen

                                       Deborah A. Rosen, Secretary

September 16, 1999
Salem, New Hampshire

                                  IMPORTANT

      IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                      STANDEX INTERNATIONAL CORPORATION

                               PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS
                              October 26, 1999

      This Proxy Statement is being furnished on or about September 16, 1999, in connection with the solicitation of proxies by the Board of Directors of Standex International Corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, October 26, 1999. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted for the election of each of the individuals nominated by the Board of Directors and in favor of the other proposal set forth in the Notice of Meeting.

      The election of Directors will require the affirmative vote of a plurality of the shares of Common Stock voting, in person or by proxy, at the Annual Meeting. The ratification of the appointment of Deloitte & Touche LLP as independent auditors will require the affirmative vote of a majority of the shares of Common Stock of the Company voting on the proposal, in person or by proxy, at the Annual Meeting. Stockholders may vote in favor of all nominees for Director, or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the ratification of the appointment of Deloitte & Touche LLP as independent auditors, stockholders should specify their choice on the enclosed form of proxy.

      Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on a matter.

      Any proxy may be revoked at any time before it is exercised by delivery of written notice to the Secretary of the Company or by executing a subsequent proxy.

      The Board of Directors has fixed September 8, 1999 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the record date, there were outstanding and entitled to vote 12,927,778 shares of the Common Stock of the Company. Each share is entitled to one vote.

      All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors and officers, without additional remuneration, may solicit proxies in person and by telecommunications. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

      To assure the presence in person or by proxy of the necessary quorum for holding the meeting, the Company has employed the firm of Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone, facsimile and personal interview for a fee estimated at approximately $5,000 plus disbursements.

                     PROPOSAL 1 - ELECTION OF DIRECTORS

      The persons named in the enclosed proxy will vote to fix the number of directors at fourteen and to elect as directors Messrs. John Bolten, Jr., David R. Crichton, Samuel S. Dennis 3d, and Daniel B. Hogan, Ph.D., identified below as nominees, for three-year terms expiring in 2002, unless authority to vote for the election of directors is withheld by marking the proxy to that effect. No proxy can be voted for a greater number of persons than the four nominees named below.

      In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable.

      Information about each director and nominee for director at July 31, 1999 follows:


    Nominees For Directors                           Principal Occupations During
          For Terms                                        Past Five Years And
       Expiring In 2002                               Certain Other Directorships
    ----------------------                           ----------------------------

John Bolten, Jr. +                 Consultant to the Company.
  Director Since 1955
  Age 79

David R. Crichton                  Executive Vice President/Operations of the Company since
  Director Since 1992              June 1989.
  Age 61

Samuel S. Dennis 3d *+             Of Counsel, Hale & Dorr (Attorneys) Boston, MA from
  Director Since 1955              January 1996 to December 1996; Senior Partner, Hale & Dorr
  Age 89                           from 1952 through 1995; Former Vice President of the Company.

Daniel B. Hogan, Ph.D.             President, The Apollo Group (Management Consultants) since
  Director Since 1983              1991. Associate, Department of Psychology, Harvard University
  Age 56                           since 1996.


    Directors To Continue                            Principal Occupations During
     In Office For Terms                                  Past Five Years And
       Expiring In 2000                               Certain Other Directorships
    ---------------------                            ----------------------------

William R. Fenoglio                President and CEO of Augat, Inc. from 1994 through 1996;
  Director Since 1997              President and CEO of Barnes Group, Inc. from 1991 through
  Age 60                           1994.

                                   Director of IPG, Inc.

Walter F. Greeley                  Chairman, High Street Associates, Inc. (a management and
  Director Since 1989              acquisition group) since 1988.
  Age 68

C. Kevin Landry*                   Managing Director and CEO, TA Associates, Inc. (a private
  Director Since 1975              equity firm), Boston, MA since January 1994.
  Age 55
                                   Director of SBA Communications Corporation.

H. Nicholas Muller, III, Ph.D.     President and CEO of The Frank Lloyd Wright Foundation since
  Director Since 1984              May 1996 and prior thereto Director of the State Historical
  Age 60                           Society of Wisconsin.

Edward J. Trainor*                 Chief Executive Officer of the Company since July 1995;
  Director Since 1994              President of the Company since July 1994; Chief Operating
  Age 59                           Officer of the Company from July 1994 to June 1995; President of the Standex Institutional Products Division of the Company from
                                   February 1987 to July 1994; Vice President of the Company from
                                   August 1992 to July 1994.


    Directors To Continue                            Principal Occupations During
     In Office For Terms                                  Past Five Years And
       Expiring In 2001                               Certain Other Directorships
    ---------------------                            ----------------------------

Thomas L. King*                    Chairman of the Board of the Company since January 1992;
  Director Since 1970              President of the Company from August 1984 to July 1994;
  Age 69                           Chief Executive Officer of the Company from July 1985 to June
                                   1995.

Edward F. Paquette                 Vice President/CFO of the Company since July 1998; Assistant
  Director Since 1998              to the President/CEO of the Company from September 1997
  Age 63                           to June 1998 and prior thereto Partner of Deloitte & Touche LLP.

Sol Sackel                         Former Senior Vice President of the Company.
  Director Since 1983
  Age 75

--------------------
<F1>    +  Founder of the Company.
<F2>    *  Member of the Executive Committee of the Board of Directors.


                       STOCK OWNERSHIP IN THE COMPANY

Stock Ownership by Directors, Nominees for Director and Executive Officers

      The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of July 31, 1999 of each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group:


                                                  Beneficial Ownership (1)
                                                --------------------------
                                                               Percent of
                                                  No. of      Outstanding
                 Name                             Shares      Common Stock
                 ----                             ------      ------------

      John Bolten, Jr.                          206,362(3)        1.6
      David R. Crichton                          24,332(2)         **
      Samuel S. Dennis 3d                       342,338(4)        2.7
      William R. Fenoglio                         1,000            **
      Walter F. Greeley                           2,500            **
      Daniel B. Hogan, Ph.D.                      4,560(5)         **
      Thomas L. King                            152,716           1.2
      C. Kevin Landry                             5,368            **
      H. Nicholas Muller, III, Ph.D.              4,130            **
      Edward F. Paquette                         17,735(2)         **
      Deborah A. Rosen                           10,009(2)         **
      Sol Sackel                                 10,416            **
      Edward J. Trainor                         156,390(2)        1.2
      All Directors and Executive Officers      960,046           7.4
       as a Group (15 Persons)

--------------------
<F**> Less than 1% of outstanding Common Stock.
<F1>  As used herein, "beneficial ownership" means the sole or shared power to vote, and/or the sole or shared investment power with respect to shares of Common Stock. The directors have sole voting and investment power with respect to the shares shown as beneficially owned by them except for 65 shares for Mr. Crichton, 1,000 shares for Mr. Fenoglio,
      1,200 shares for Mr. Greeley, 4,000 shares for Mr. Landry, 602 shares for Mr. Paquette, 10,416 shares for Mr. Sackel and 20,128 shares for
      Mr. Trainor, which are jointly held with their respective spouses.
      The shares owned by spouses or minor children of certain directors have not been included because the respective directors have disclaimed beneficial interest in the shares. These shareholdings are: Mrs. Dennis (58,515), Mr. Hogan's children (6,000), Mrs. Landry and their children (104,269), and Mrs. Sackel (2,000).
<F2>  The numbers listed include estimates of the shares held in the
      Standex Employees' Stock Ownership Plan at June 30, 1999, which are vested to the accounts of Messrs. Crichton, Trainor, and Ms. Rosen.
      These individuals have voting power over the shares allocated to them in this plan. In the event of a tender or exchange offer for the
      Common Stock of the Company, these individuals (along with all other participants) will determine, on a confidential basis, whether the
      Common Stock held in their accounts should be tendered or exchanged.
      The numbers also include the following shares which are capable of being purchased by exercise of stock options within 60 days of
      July 31, 1999: Mr. Trainor (118,200), Mr. Crichton (10,200), Mr.
      Paquette (14,850), and Ms. Rosen (4,667).
<F3>  The number listed includes 28,710 shares held in a trust of which
      Messrs. Bolten, Jr., Hogan and Dennis are trustees. To avoid duplication, these shares have only been shown as beneficially owned by Mr. Bolten, Jr.
<F4>  The number listed includes 15,000 shares held in trusts as to which
      Mr. Dennis is sole trustee and 243,382 shares as to which he is co-
      trustee. The latter number includes a trust holding 62,188 shares wherein Mr. Dennis is a co-trustee with Messrs. Bolten, Jr. and
      Hogan. To avoid duplication, these shares have only been shown as beneficially owned by Mr. Dennis. Mr. Bolten, Jr. is also a co-
      trustee with Mr. Dennis of a trust holding 125,738 shares. However, in order to avoid duplication, these shares have only been shown as beneficially owned by Mr. Dennis.
<F5>  The number listed includes 2,014 shares held in two trusts as to which Mr. Hogan is a beneficiary.

                            --------------------

Stock Ownership of Certain Beneficial Owners

      The table below sets forth each stockholder who, based on public filings, is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of July 31, 1999.


                                                                 Beneficial Ownership
                                                             ----------------------------
                                                                             Percent of
                       Name and Address                         No. of       Outstanding
                     Of Beneficial Owner                        Shares       Common Stock
                     -------------------                        ------       ------------

      American Express Trust Company                         1,299,475(1)        10.0%
      American Express Financial Corporation as trustee
      of the Standex International Corporation Employees'
      Stock Ownership Trust
      1200 Northstar West
      Minneapolis, MN 55440-0534

      National Rural Electric                                  871,400(2)         6.7%
      Cooperative Association
      4301 Wilson Boulevard
      Arlington, VA 22203

--------------------
<F1>  This number includes shares allocated to participating employees'
      accounts over which such     participants have sole voting power.
<F2>  National Rural Electric Cooperative Association is an employee
      benefit plan pension fund subject to   the provisions of ERISA. Its
      beneficial ownership, as set forth in its most recent statement filed as of March 30, 1999, on Form 13G, consists of 871,400 shares over which it has sole voting power and sole dispositive power.


                              PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Company's Common Stock as of the end of each of the last five fiscal years, with the cumulative total stockholder return on the Standard & Poor's Manufacturing (Diversified Industry) Index and on the Russell 2000 Index, assuming an investment of $100 in each at their closing prices on June 30, 1994 and the reinvestment of all dividends.


                                               Cumulative Total Return
                                     --------------------------------------------
                                     6/94    6/95    6/96    6/97    6/98    6/99
                                     ----    ----    ----    ----    ----    ----

Standex International Corporation    100     122     113     123     124     118
Russell 2000                         100     120     149     173     206     206
S & P Manufacturing (Diversified)    100     132     169     250     270     358

                                REPORT OF THE
                   SALARY AND EMPLOYEE BENEFITS COMMITTEE
                          ON EXECUTIVE COMPENSATION

      The Company's executive compensation program is founded on the same principles that guide the Company in establishing compensation programs at all levels of the organization. The overall objective is to attract, retain and motivate highly qualified individuals for all positions within the Company.

Policies

      Consistent with this objective, all compensation programs, including those for executives, adhere to the following policies:

      * Compensation is based on the level of job responsibility, the individual's level of performance and Company or unit performance.

      * Compensation takes into account the value of the job in the marketplace. The Company strives to be competitive with the pay of employers of a similar size and stature who compete with the Company for talent.

      * Equity ownership is encouraged at all levels of the Company to align more closely the interests of employees with those of the stockholders. Through its Employee Stock Purchase Plan, the Company offers the opportunity for equity ownership to all employees at U. S. locations. In addition, the Company provides key management employees worldwide the opportunity to build significant equity ownership through the stock option program.

      Consistent with these policies, the compensation of executive officers is closely related to Company performance and, in addition to base salary, is comprised of bonuses and stock options. Awards are no longer being made under the PIPS program described below, as that program is being phased out.

Bonus

      Cash bonus awards are made each year to more than 900 employees of the Company in order to motivate them and reward their contribution toward the financial performance of the Company in the immediately preceding fiscal year.

      As part of this program, bonus awards are considered each year for the Divisional management group as well as the executive officers of the Company. The maximum amount which may be awarded to top Divisional management is determined by the Salary and Employee Benefits Committee (the "Committee") on the basis of the Company's overall performance (principally net income and earnings per share) in the preceding fiscal year.

      Specific bonus awards to top Divisional managers are based principally on the net income of the Division measured against its historical performance and its performance relative to the other Divisions that year. Bonus awards to corporate executive officers are based principally on the net income and earnings per share of the Company in the preceding year as well as individual performance.

PIPS Plan

      The Company's PIPS Plan has in the past included a broad group of approximately 275 management employees (including executive officers). Its objective was to try to increase the earnings per share of the Company on a long-term basis. Sustained increases in the Company's earnings per share presumably, under normal market conditions, would lead to higher prices for the Company's Common Stock. Payments under the PIPS Plan are made only when increases in earnings per share have been achieved over the preceding five year period. Since the inception of this program, there have been several years when no payments were made.

      The Board of Directors decided in April 1996 that no further grants will be made under the PIPS Plan. However, outstanding grants will be honored and payments will be made as these outstanding PIPS shares mature through the year 2000.

Stock Options

      The Company believes that significant stock ownership by the executive officers of the Corporation is a major incentive in building stockholder value. Stock options are intended to encourage such stock ownership and to align directly the interests of executive officers with those of the stockholders.

      Under the 1994 Stock Option Plan, executive officers are eligible to receive occasional grants of incentive stock options and/or non-qualified stock options. Incentive stock options are granted at the fair market value of the underlying Common Stock at the date of grant and are exercisable either six months from the date of grant or over a period of years fixed by the Committee. Non-qualified stock options may be granted either at or below fair market value on the date of grant and generally vest in installments over a period of years. This vesting feature of some of the incentive stock options and all of the non-qualified options has the effect of encouraging long-term commitment to the Company and its goals.

      The Committee determines the amount of all grants to executive officers, the term of the options and the vesting period. The size of option grants to executive officers is based on the officer's level of responsibility at the time of grant.

Fiscal 1999 Compensation of the Chief Executive Officer

      Effective October 1, 1998, the base salary of Mr. Trainor, the Chief Executive Officer, was increased from $600,000 to $633,000 per year. This increase was intended to reflect the excellent performance of Mr. Trainor during the fiscal year ended June 30, 1998. This increase keeps his salary in line with that of other chief executives of companies the size and complexity of Standex.

      In fiscal 1998, most measures of the Company's performance improved from 1997. Sales were up 9.1%, net income, excluding a restructuring charge, increased by 4.6 %, earnings per share were up 6.5% and the total return to stockholders was 1.3% for the fiscal year. In light of the benefit to stockholders, and Mr. Trainor's success in performing the difficult job of running such a diverse and complicated company, by successfully meeting the personal goals and the operational goals he established for himself with this Committee for the year, the Committee recommended, and the Board approved, a bonus award to Mr. Trainor for fiscal 1998 of $160,000.

                                           Salary and Benefits Committee
                                               Walter F. Greeley, Chairman
                                               William L. Brown
                                               Samuel S. Dennis 3d
                                               Daniel B. Hogan

                           EXECUTIVE COMPENSATION

      The following table shows for fiscal years ending June 30, 1999, 1998, and 1997, the cash compensation as well as certain other compensation, paid to the named executive officers.

                         SUMMARY COMPENSATION TABLE


                                                                           Long Term Compensation
                                                             -------------------------------------------------
                                Annual Compensation                               Awards            Payouts
                          -------------------------------                    ----------------    -------------
                                                              Restricted        Securities
       Name and           Fiscal                                Stock           Underlying            LTIP           All Other
  Principal Position       Year     Salary($)    Bonus($)    Awards($)(6)    Options /SARs(#)    Payouts($)(1)    Compensation(2)
  ------------------      ------    ---------    --------    ------------    ----------------    -------------    ---------------

Edward J. Trainor          1999     $624,750     $160,000       $   -0-           50,000            $ 16,500        $  8,611(4)
  President/CEO            1998     $587,500     $150,000       $   -0-                             $ 29,260        $  8,217(4)
                           1997     $520,000     $125,000       $   -0-                             $ 39,440        $  3,198

Thomas L. King             1999     $    -0-     $    -0-       $   -0-                             $ 50,800        $770,378(3)
  Chairman of the Board    1998     $516,667     $    -0-       $   -0-                             $ 72,380        $770,378(3)
                           1997     $516,667     $    -0-       $   -0-                             $120,640        $757,858(5)

David R. Crichton          1999     $363,500     $ 75,000       $   -0-                             $ 14,520        $ 10,893(4)
  Executive Vice           1998     $318,750     $ 60,000       $   -0-           15,000            $ 26,180        $ 11,513(4)
  President/Operations     1997     $262,500     $ 55,000       $   -0-                             $ 48,720        $  5,696(4)

 Edward F. Paquette        1999     $261,250     $ 35,000       $77,625            3,900            $    -0-        $  3,685(4)
  Vice President/CFO       1998     $187,500     $    -0-       $   -0-           21,600            $    -0-        $    -0-

Deborah A. Rosen           1999     $176,375     $ 35,000       $   -0-                             $  3,630        $  8,611(4)
  Secretary                1998     $152,500     $ 23,500       $   -0-            4,000            $  7,700        $  6,696(4)

--------------------
<F1>  LTIP Payouts reflect payments received by the named executive officers pursuant to the Company's profit improvement plan. This plan was terminated with regard to future grants in fiscal year 1996. The outstanding grants mature over five years from date of grant, vesting one-third per year in the last three years of the five year term. At maturity, the increase, if any, in the earnings per share of the
      Company over the base year is accorded a price/earnings ratio of 10 and is paid to the participant in cash. There is no maximum payout.
<F2>  All other compensation includes contributions made by the Company to the Standex Employees' Stock Ownership Plan, a defined contribution plan. Estimates of the aggregate amounts contributed to this plan during fiscal 1999 were $4,611 for Messrs. Trainor and Crichton and
      Ms. Rosen and $2,305 for  Mr. Paquette; $4,217 for each of the named executive officers during fiscal 1998 (excluding Mr. King); and
      during fiscal 1997 were $3,198 for Messrs. Trainor and Crichton.
<F3>  This amount reflects the payments made during fiscal 1999 and 1998 on two ten-year temporary life annuities consisting of (i) $248,730 received pursuant to the Executive Security Program, and  (ii)
      $399,680 received pursuant to the Supplemental Retirement Plan of the
      Company. Also included in this column is the amount of $121,968 received pursuant to the Retirement Plan of the Company.
<F4>  This amount includes the dollar value of term life insurance premiums paid by the Company for Mr. Crichton-$2,282 in 1999, $3,296 in 1998
      and $2,498 in 1997. Also included are contributions to the Company's
      401(k) Plan as follows: for 1999-$4,000 for Messrs. Trainor, Crichton and Ms. Rosen and $1,380 for Mr. Paquette and in 1998-Mr. Trainor,
      $4,000; Mr. Crichton, $4,000; and Ms. Rosen, $2,479.
<F5>  This column reflects the payments made during fiscal 1997 on two ten-
      year temporary life annuities consisting of (i) $248,730 received pursuant to the Executive Security Program and (ii) $387,160 received pursuant to the Supplemental Retirement Plan of the Company. Also
      included in this column is the amount of $121,968 received pursuant to the Retirement Plan of the Company.
<F6>  This reflects a restricted stock grant of 3,000 shares, with an aggregate value of $82,125, based  on a market value of the stock on
      June 30, 1999 of $27.375. There are no performance based restrictions to vesting.The restricted stock vests in increments equal to one-
      third of the total shares. Dividends will accrue and be paid in the form of stock at the end of the vesting period. There were no other restricted stock grants during fiscal 1999 to the other named executives.

                            --------------------

Stock Options

      The following table provides information on stock options granted to the named executives in fiscal 1999. This information is also provided in the Summary Compensation Table, on page 9 of this proxy statement, in the column entitled "Securities Underlying Options/SARs."

                   STOCK OPTION/ SAR GRANTS IN FISCAL 1999
                              INDIVIDUAL GRANTS


                        Number of
                       Securities        % of Total                                    Grant Date
                       Underlying      Options Granted    Exercise or                   Present
                         Options        to Employees      Base Price     Expiration      Value
       Name           Granted(#)(1)    in Fiscal Year       ($/Sh)          Date         ($)(2)
       ----           -------------    ---------------    -----------    ----------    ----------

Edward J. Trainor         50,000            53.9%           $25.875       2/16/06       $396,725

Thomas L. King               -0-               -                  -             -              -

David R. Crichton            -0-               -                  -             -              -

Edward F. Paquette         3,900             4.2%           $25.125       1/15/04       $ 27,153

Deborah A. Rosen             -0-               -                  -             -              -

--------------------
<F1>  Options granted are first exercisable one year from the respective dates of grant in annual increments of one-third of the aggregate shares subject to grant for Mr. Trainor and one-half of the aggregate number of shares for Mr. Paquette.  All options were granted at a purchase price per share of 100% of the fair market value of the
      Company's Common Stock on the date of grant.  The options will be exercisable immediately upon a change in control of the Company as that term is defined in the 1994 Stock Option Plan and in the 1998
      Long Term Incentive Plan of the Company under which Mr. Paquette's and Mr. Trainor's options were respectively granted.
<F2>  In accordance with Securities and Exchange Commission Rules, the
      Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted. Assumptions used to calculate Grant Date Present Value of the option granted to Mr.
      Paquette were: expected volatility-.322; risk free rate of return-
      4.84%; dividend yield-3.03%; and time of exercise-5 years. The assumptions used to calculate the Grant Date Present Value for Mr.
      Trainor's options were: expected volatility-.301; risk free rate of return-5.22%; dividend yield-2.94%; and time of exercise-7 years.
      The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions in the option. The Company does not believe that the Black-Scholes model used, or any other model whether or not modified, can accurately determine the future value of an option because such values depend on future unpredictable factors. The future values realized may vary significantly from the values estimated by the Black-Scholes model or any other model. Any future values realized will ultimately depend upon the excess of the market price of the stock over the grant price on the date the option is exercised.

      The following table provides information on stock options exercised during fiscal 1999 and options outstanding on June 30, 1999.

               AGGREGATED OPTION/ SAR EXERCISES IN FISCAL 1999
                      AND FISCAL YEAR END OPTION VALUES


                                                                Number of Securities          Value of Unexercised
                                                           Underlying Unexercised Options    In-the-Money Options at
                                                                 At Fiscal Year End           Fiscal Year End($)(2)
                                                           ------------------------------    -----------------------
                     Shares Acquired         Value                Exercisable/(E)                Exercisable/(E)
      Name           On Exercise (#)    Realized ($)(1)          Unexercisable/(U)              Unexercisable/(U)
      ----           ---------------    ---------------          -----------------              -----------------

Edward J. Trainor          -0-                -0-                    98,200(E)                     $442,500(E)
                                                                     74,800(U)                          -0-(U)

Thomas L. King             -0-                -0-                       -0-(E)                          -0-(E)
                                                                        -0-(U)                          -0-(U)

David R. Crichton          -0-                -0-                    10,200(E)                          -0-(E)
                                                                     12,800(U)                          -0-(U)

Edward F. Paquette         -0-                -0-                     8,300(E)                     $    938(E)
                                                                     17,200(U)                          -0-(U)

Deborah A. Rosen           -0-                -0-                     4,667(E)                          -0-(E)
                                                                      4,333(U)                          -0-(U)

--------------------
<F1>  Value Realized equals the fair market value of underlying securities at time of exercise, minus the exercise price, multiplied by the number of shares acquired without deducting for taxes paid by the employee.
<F2>  Calculated based on June 30, 1999 market price of $27.375 less the price to be paid upon exercise.

Pension Plan Table

      The following table shows the estimated annual benefits payable upon retirement for the named executive officers in the Summary Compensation Table and years of service classifications indicated under the Company's pension plan:


                                          Years of Service
                              ----------------------------------------
      Average Compensation      10         20         25         30
      --------------------      --         --         --         --

             200,000           27,000     54,000     67,500     81,000
             300,000           40,500     81,000    101,250    121,500
             400,000           54,000    108,000    135,000    162,000
             500,000           67,500    135,000    168,750    202,500
             600,000           81,000    162,000    202,500    243,000
             700,000           94,500    189,000    236,250    283,500
             800,000          108,000    216,000    270,000    324,000
             900,000          121,500    243,000    303,750    364,500
           1,000,000          135,000    270,000    337,500    405,000

      Pensions are computed on a straight-life annuity basis and are not reduced for Social Security or other offset amounts. Participants receive a pension based upon average compensation in the three highest consecutive calendar years multiplied by the number of years of service, times 1.35%. Effective December 31, 1997 accrual rates under the Company's qualified retierment plan for certain named executives in the Summary Compensation Table are as follows: Mr. Trainor 3.85%; Mr. Crichton 2.35% and Ms. Rosen 2.35%. In addition, participants who were ever employed by the Company in the position of Corporate Vice President, Senior Vice President, Executive Vice President, General Counsel or Group Vice President will receive an accrual rate of 2.35% and Division Presidents will receive an accrual rate of 1.60%. Average annual compensation is determined by adding the three highest consecutive years' earnings and dividing by three.

      The Internal Revenue Code of 1986, as amended, limits the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a non-qualified Supplemental Retirement Plan to provide for the full payment of the above pensions to the extent the pension amounts exceed tax-qualified limits. The pension amounts that exceed tax-qualified limits are accounted for by the Company as an operating expense and are accrued over the expected working career of the employee.

      The compensation covered by the pension benefit is based on the combined amounts set forth under the headings "Salary" (on a calendar year basis), "Bonus" and "LTIP Payouts" of the Summary Compensation Table. The years of credited service as of June 30, 1999 for the executive officers named on the Summary Compensation Table are as follows: Edward J. Trainor-15 years; David R. Crichton-27 years, and Deborah A. Rosen-13 years. Mr. Paquette does not participate in the Company Pension Plan. Mr. King retired with 32 years of service in fiscal 1996.

Employment Agreements and Change in Control Arrangements

      Messrs. Trainor, Crichton and Paquette each have employment agreements with the Company, which provide for full-time employment for Messrs. Trainor and Crichton through December 31, 2002, and full-time employment until August 31, 2001 for Mr. Paquette. Messrs. Trainor's and Crichton's employment agreements automatically renew for two consecutive three-year terms unless notice of termination is given one year prior to the end of the then current term. The agreements provide for the payment of minimum annual compensation to the executives along with participation in benefit programs available to all executives. Their respective agreements prohibit Messrs. Trainor, Crichton and Paquette from competing with the present or future business of the Company for two years subsequent to the termination of their respective employments. Mr. Trainor presently receives base compensation under his agreement at an annual rate of $633,000, Mr. Crichton receives $368,000 and Mr. Paquette receives $265,000.

      The named executives' respective employment agreements contain provisions that protect the executives from termination of employment in the event of a hostile change in control as defined in their employment agreements. These provisions require, in the event of termination, payment of three times the respective executive's then current, annual base salary and bonus (except for Mr. Paquette, who would receive one times his then current, annual base salary and bonus), 100% vesting in all benefit plans in which the executive participates and three additional years of benefit service credited to the executive under the Company's retirement plans except for Mr. Paquette. Additionally, all life and medical insurance plans would be continued for three years for each terminated executive, other than Mr. Paquette, who would receive continued life insurance and medical plan benefits for a one-year period. Finally, Mr. Paquette would become 100% vested in all options granted pursuant to his employment agreement.

                  OTHER INFORMATION CONCERNING THE COMPANY

Board of Directors and Its Committees

      Six meetings of the Board of Directors were held during the fiscal year ended June 30, 1999. Each director of the Company attended at least 75% of the meetings held during the year by the Board and all committees on which the director served with the exception of Mr. Bolten, Jr. and Mr. Dennis who attended 17% and 54% of the meetings, respectively.

      The Board has a Salary and Employee Benefits Committee consisting of Messrs. Greeley (Chairman), Dennis and Hogan. During fiscal 1999, the Committee held four meetings. The Committee makes recommendations to the Board on the compensation of the top management of the Company and reviews the compensation of top divisional management of the Company. Between meetings of the Board of Directors, the Committee exercises the powers of the Board pertaining to the Employee Stock Purchase Plan , the 1994 Stock Option Plan and the 1998 Long Term Incentive Plan.

      Messrs. Brown (Chairman until October 27, 1998), Greeley, Fenoglio and Landry (Chairman subsequent to October, 1998) serve on the Company's Audit Committee. Mr. Brown retired on October 27,1998 pursuant to the Company's Board of Directors Retirement Policy. During fiscal 1999, the Committee met on two occasions. The Audit Committee reviews, both prior to and after the audit, the Company's financial reporting function, the scope and results of the audit performed (or to be performed) by the independent auditors of the Company and the adequacy of the Company's internal controls and reports thereon to the Board of Directors.

      During the fiscal year, the Nominating Committee of the Board consisted of Messrs. Dennis (Chairman), Muller, Sackel and King. The function of the Committee is to consider and recommend to the Board nominees for election as directors of the Company. The Committee will consider nominees recommended by stockholders. Although no formal procedure has been established, stockholders may submit recommendations to the Secretary of the Company, 6 Manor Parkway, Salem, New Hampshire 03079 at the time set forth for submitting shareholder proposals generally.

      During fiscal 1999, the Company paid certain non-employee directors $20,000 as a retainer plus $1,000 for each Board meeting attended. Each director also received $750 for each Committee meeting attended.
Additionally, non-employee directors serving as Committee chairmen were paid $1,000 for serving in that capacity for the fiscal year.

Indebtedness of Management

      The Company has a Stock Option Loan Plan pursuant to which it has made loans to employees to enable them to exercise stock options. Loans under this plan are made at market interest rates at the time the loan is extended. The loans must be repaid within ten years. Regular quarterly payments are made which reduce the outstanding indebtedness. The Company holds as collateral all stock received on the exercise of options under this plan.

      The largest amount of indebtedness outstanding under this plan as to certain directors and officers of the Company at any time since the beginning of the last fiscal year, as well as the amount outstanding as of July 31, 1999, is as follows:


                              Largest
                              Amount          Amount
                           Outstanding     Outstanding
           Name of            Since            As of
          Individual       July 1, 1998    July 31, 1999
          ----------       ------------    -------------

      Edward J. Trainor      $77,264         $65,868

                       PROPOSAL 2-APPROVAL OF AUDITORS

      Subject to approval by the stockholders, the Board of Directors has appointed the firm of Deloitte & Touche LLP, independent public accountants, as auditors of the Company for the year ending June 30, 2000. This firm and two predecessor firms have been auditors of the Company since 1955.

      It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders where they will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                               OTHER PROPOSALS

      Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to the Securities Exchange Act of 1934, the Company's executive officers, directors and persons who own more than 10% of the Company's Common Stock are required to file reports of ownership and changes in ownership in the Common Stock of the Company under Section 16(a) with the Securities and Exchange Commission and the New York Stock Exchange with copies of those reports filed with the Company.

      Based solely upon a review of the copies of the reports furnished to the Company, the Company believes that during fiscal 1999 all executive officers, directors and persons holding more than 10% of the Company's Common Stock have complied with such filing requirements.

                            STOCKHOLDER PROPOSALS

      Any stockholder desiring to submit a proposal for consideration at the 2000 Annual Meeting of Stockholders must submit such proposal to the Company, in writing, on or before May 19, 2000.

      In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company on or before August 5, 2000.

                                       By the Board of Directors

                                       /s/ Deborah A. Rosen


                                       Deborah A. Rosen, Secretary

September 16, 1999


                     STANDEX INTERNATIONAL CORPORATION

                       Annual Meeting of Stockholders

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR PROXY IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                             PLEASE DETACH HERE

                                    PROXY

                      STANDEX INTERNATIONAL CORPORATION

                       Annual Meeting of Stockholders
         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Edward J. Trainor and Deborah A. Rosen as proxies, with full power of substitution, and hereby authorizes them or any of them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Standex International Corporation (the "Company") to be held at BankBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 26, 1999 at 11:00 a.m., and at any adjournments thereof, as indicated below on the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which may properly come before the meeting.

In connection with those shares (if any) held by me as a participant in the Standex International Corporation Employees' Stock Ownership Plan (the "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all vested shares allocated to my account under such Plan on June 30, 1999 in accordance with the instructions on the reverse side of this proxy card or, if no instructions are given, in accordance with the Board of Directors' recommendations, on all items of business to come before the Annual Meeting of Stockholders to be held on October 26, 1999 or any adjournment thereof. Under the Plan, the shares for which no signed proxy card is returned or for which voting instructions are not timely received or are improperly executed shall be voted by the trustee in the same proportions on each proposal for which properly executed instructions were timely received.

Unless otherwise instructed, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

             (Important- To be Signed and Dated on Reverse Side)

STANDEX INTERNATIONAL CORPORATION
6 MANOR PARKWAY
SALEM, NH 03079

Vote by Telephone

It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1.  Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683). For shareholders residing outside the United States call collect on a touch-tone phone 1-201-536-8073.

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.  Follow the recorded instructions.

Your vote is important!
Call 1-877-PRX-VOTE anytime!


Vote by Internet

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.  Read the accompanying Proxy Statement and Proxy Card.

2.  Go to the Website
    http://www.eproxyvote.com/sxi

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.  Follow the instructions provided.

Your vote is important!
Go to http://www.eproxyvote.com/sxi anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.

[x] Please mark votes as in this example.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS.
1.  Election of Directors.
    For three year terms expiring in 2002:
      Nominees:
        (01) John Bolten, Jr.,
        (02) David R. Crichton,
        (03) Samuel S. Dennis 3d,
        (04) Daniel B. Hogan, Ph.D.
          FOR ALL NOMINEES [ ]      [ ] WITHHELD FROM ALL NOMINEES
[ ]
   ------------------------------------------
   For all nominees except as noted above

2.  To approve the selection of Deloitte & Touche LLP as independent auditors
                  [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3.  To transact such other business as may come before the meeting.

[ ] MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

[ ] MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Sign exactly as name appears on this proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys, and corporate officers should add their full title.